Exhibit 10.1

AMENDMENT NO. four TO Loan and Security Agreement and consent

This Amendment No. Four to Loan and Security Agreement and Consent (this “Agreement”), dated as of December 15, 2021 (the “Amendment No. Four Effective Date”), is entered into among Danimer Scientific Holdings, LLC, a Delaware limited liability company (“Danimer Holdings”), Meredian Bioplastics, Inc., a Georgia corporation (“Meredian Bioplastics”; and together with Danimer Holdings, each a “Borrower” and collectively the “Borrowers”), Meredian, Inc., a Georgia corporation (“Meredian”), Danimer Scientific, L.L.C., a Georgia limited liability company “Danimer Scientific”), Danimer Bioplastics, Inc., a Georgia corporation (“Danimer Bioplastics”), Danimer Scientific Kentucky, Inc., a Delaware corporation (“Danimer Kentucky”; together with Meredian, Danimer Scientific, Danimer Bioplastics and with any other Person that at any time after the date hereof becomes a Guarantor, each a “Guarantor” and collectively, the “Guarantors”, and together with the Borrowers, the “Loan Parties”), the Lenders party thereto, and Southeast Community Development Fund X, L.L.C., a Delaware limited liability company, as Administrative Agent (“Administrative Agent”).

Recitals:

A. The above are party to that certain Loan and Security Agreement, dated as of March 13, 2019, as supplemented by that certain Waiver Letter Agreement dated July 28, 2020, as amended by Amendment No. One to Loan and Security Agreement dated as of October 2, 2020, as amended by Amendment No. Two to Loan and Security Agreement dated as of December 22, 2020, and as amended by Amendment No. Three to Loan and Security Agreement dated as of March 18, 2021 (as amended from time to time, the “Existing Loan Agreement”, as the same is amended pursuant to this Agreement and as it may be further amended, supplemented and/or otherwise modified from time to time, the “Loan Agreement”).

B. Borrowers have requested that Lenders, among other things, (a) amend the Restricted Payments negative covenant to permit distributions, (b) permit Parent to form a wholly-owned subsidiary in Poland and capitalize the subsidiary and (c) provide for the joinder of Novomer, Inc. to the Loan Agreement on and subject to the terms and conditions set forth herein.

C. Administrative Agent, on behalf of and at the direction of Required Lenders, is willing to agree to the requests of Borrowers on the terms and conditions set forth herein.

Agreement:

NOW, THEREFORE, in consideration of the premises and the mutual covenants and conditions contained herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby specifically acknowledged, the parties hereby covenant and agree as follows:

1. Definitions; References; Interpretation.

(a) Unless otherwise specifically defined herein, each capitalized term used herein (including in the Recitals hereof) that is defined in the Loan Agreement shall have the meaning assigned to such term in the Loan Agreement.

(b) Each reference to “this Agreement,” “hereof,” “hereunder,” “herein” and “hereby” and each other similar reference contained in the Loan Agreement, and each reference to “the Loan Agreement” and each other similar reference in the other Loan Documents, shall from and after the date of this Agreement, refer to the Loan Agreement, as amended hereby. This Agreement is a Loan Document.

(c) The rules of interpretation set forth in Section 1.02 of the Loan Agreement shall be applicable to this Agreement, mutatis mutandis.

2. Acknowledgments of Obligations and Related Matters.

(a) Acknowledgment of Obligations. Borrowers hereby acknowledge, confirm and agree that Borrowers are, jointly and severally, unconditionally indebted to SECDF as GARJA Lender and PIFS as NMTC Lender as of the close of business on the date preceding the date hereof in respect of the GARJA Loan and the NMTC Loan in the aggregate principal amount of $10,204,652.51, together with interest accrued and accruing thereon, and all fees, costs, expenses and other sums and charges now or hereafter payable by Borrowers to SECDF as Administrative Agent pursuant to the Loan Agreement and the other Loan Documents, all of which are unconditionally owing by Borrowers to SECDF pursuant to the Loan Documents, in each case without offset, defense or counterclaim of any kind, nature or description whatsoever.

(b) Acknowledgment of Security Interests. Borrowers hereby acknowledge, confirm and agree that Administrative Agent has, and shall continue to have, valid, enforceable and perfected security interests in and liens upon the Collateral heretofore granted by Borrowers to Administrative Agent, for the benefit of Lenders, pursuant to the Loan Documents or otherwise granted to or held by Administrative Agent.

(c) Binding Effect of Loan Documents. Borrowers hereby acknowledge, confirm and agree that: (i) each of the Loan Documents to which any Borrower is a party has been duly executed and delivered to Administrative Agent and Lenders by such Borrower and each is in full force and effect as of the date hereof, (ii) the agreements and obligations of Borrowers contained in such Loan Documents to which any Borrower is a party and in this Agreement constitute the legal, valid and binding Obligations of Borrowers, enforceable against Borrowers in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability, and Borrowers have no valid defense to the enforcement of such Obligations, and (iii) Administrative Agent and Lenders are and shall be entitled to the rights, remedies and benefits provided for in the Loan Documents and pursuant to applicable law, but subject to the terms and conditions of this Agreement.

3. Modifications to the Loan Agreement. Upon the effectiveness of this Agreement in accordance with the provisions hereof and notwithstanding anything to the contrary contained in the Existing Loan Agreement or the Loan Documents:

(a) Addition of Certain Defined Terms to Section 1.01 of the Existing Loan Agreement. Section 1.01 of the Existing Loan Agreement, titled Certain Defined Terms, is hereby modified as of the Amendment No. Four Effective Date to add the following terms to Section 1.01 in alphabetical order:

“Kentucky NMTC Lender” shall mean AmCREF Fund 51, LLC, a Louisiana limited liability company.

“Permitted Bond Hedge” means any call or capped call option (or substantively equivalent derivative transaction) relating to Ultimate Parent Entity’s common stock (or other securities or property following a merger event or other change of the common stock of Ultimate Parent Entity) purchased by Ultimate Parent Entity in connection with the issuance of any Permitted Exchangeable Indebtedness.

“Permitted Exchangeable Indebtedness” means unsecured notes issued by Ultimate Parent Entity that are convertible or exchangeable into a fixed number (subject to customary anti-dilution adjustments, “make-whole ” increases and other customary changes thereto) of shares of common stock of Ultimate Parent Entity (or other securities or property following a merger event or other change of the common stock of Ultimate Parent Entity), cash or any combination thereof (with the amount of such cash or such combination determined by reference to the market price of such common stock or such other securities).

“Polish Sub” means a wholly-owned subsidiary of Parent to be formed in Poland.

“Subordination Agreement (Tri-Party)” means that certain Amended and Restated Subordination and Intercreditor Agreement dated as of April 29, 2021 among Kentucky NMTC Lender and Truist, as senior creditors, SECDF and PIFS, as subordinated creditors, Parent and Danimer Scientific Kentucky, Inc., as at any time further amended, restated, supplemented or otherwise modified in accordance with the terms thereof.

“Subordination Agreement (Truist)” means that certain Amended and Restated Subordination Agreement dated as of April 29, 2021, among Truist, as senior creditor, and SECDF and PIFS, as subordinated creditors, as may be further amended, restated, supplemented or otherwise modified in accordance with the terms thereof.

“Truist” means Truist Bank, a North Carolina banking corporation.

“Truist Credit Facility” means the credit facility evidenced by that certain Revolving Credit Agreement dated as of April 29, 2021, among the Loan Parties and Truist, as lender, together with its related Loan Documents under and as such term is defined therein, as amended, restated or refinanced from time to time in accordance with any Permitted Senior Refinancing.

(b) Modification of Certain Defined Terms Under Section 1.01 of the Existing Loan Agreement. Section 1.01 of the Existing Loan Agreement is hereby modified as of the Amendment No. Four Effective Date of this Agreement to amend and restate in its entirety the following defined term contained therein to read as follows:

“Permitted Senior Refinancing” has the meaning ascribed thereto in the Danimer Bioplastics Subordination Agreement, the Meredian Bioplastics Subordination Agreement, the Subordination Agreement (Tri-Party) and the Subordination Agreement (Truist).

(c) Modification of subsection (d) of Section 6.13 of the Existing Loan Agreement. Subsection (d) of Section 6.13 of the Existing Loan Agreement, titled Financial Covenants, is hereby modified as of the Amendment No. Four Effective Date to read in its entirety as follows:

(d) Notwithstanding anything to the contrary contained herein or in any other Loan Document, for so long as Danimer Holdings has Qualified Cash in an amount of not less than $10,000,000, or $5,000,000 if and when the NMTC Loan is paid in full, the Loan Parties and their Subsidiaries shall not be required to comply with the specific financial covenants contained in subsections (a), (b) and (c) of this Section 6.13.

(d) Modification of Section 7.06 of the Existing Loan Agreement. Section 7.06 of the Existing Loan Agreement, titled Restricted Payments, is hereby modified as of the Amendment No. Four Effective Date to add the following new paragraph at the end of the existing paragraph:

Notwithstanding any other provision in this Agreement or the other Loan Documents to the contrary, (A) the Loan Parties and any Subsidiaries of any Loan Party may make distributions to Ultimate Parent Entity in the amount necessary for Ultimate Parent Entity to (i) make payments of interest (including any additional interest or special interest) on Permitted Exchangeable Indebtedness and (ii) to make any and all other cash payments on Permitted Exchangeable Indebtedness, including, without limitation, payments upon the conversion, redemption, repurchase or maturity thereof, and (B) the Loan Parties and any Subsidiaries of any Loan Party may make distributions to Ultimate Parent Entity in the amount necessary for Ultimate Parent Entity to make any and all payments under a Permitted Bond Hedge, including, without limitation, the payment of the premium to the hedge provider due under and determined in accordance with such Permitted Bond Hedge after giving effect to the setoff or any premium or other payments due to Ultimate Parent Entity under and determined in accordance with such Permitted Bond Hedge.

(e) Modification of Section 2.03(b) of the Existing Loan Agreement. Section 2.03 of the Existing Loan Agreement, titled Voluntary Prepayments of the Loan, is hereby modified as of the Amendment No. Four Effective Date to restate subsection (b) thereof in its entirety as follows:

(b) Voluntary Prepayments of the Loans. Borrowers shall not be permitted to voluntarily prepay or repay the GARJA Loan (or any portion thereof) until after July 1, 2022. After July 1, 2022, Borrowers may voluntarily prepay the Outstanding Amount of the GARJA Loan in whole or in part, upon not less than thirty (30) days prior irrevocable written notice to Administrative Agent, which notice shall state the Outstanding Amount of the Loans being prepaid. Voluntary prepayments shall be in a minimum amount of Two Hundred Fifty Thousand Dollars ($250,000) or an integral multiple of Fifty Thousand Dollars ($50,000) in excess thereof (or, if less, the entire Outstanding Amount of the Loans) In connection with any such voluntary prepayment, Borrowers shall pay the sum of: (i) the Outstanding Amount of the GARJA Loan being prepaid; plus (ii) accrued unpaid interest at the rate then applicable to the GARJA Loan on the amounts prepaid in the immediately preceding clause (i), through the date of such voluntary prepayment. Borrowers may prepay the NMTC Loan in full but not in part at any time without premium or penalty, together with all accrued interest thereon, provided that Truist provides its consent pursuant to the Subordination Agreement (Truist) and any expenses and indemnity obligations, if any, owing under this Agreement to the Administrative Agent or any Lender are paid at such time. Upon any such prepayment in full, PIFS shall no longer be a party to this Agreement or the other Loan Documents. All prepayments of the Loans made pursuant to this Section 2.03(b) shall not reduce the mandatory prepayments of the Loans otherwise required pursuant to Section 2.03(c).

(f) Modification of Section 2.03(c)(iv) of the Existing Loan Agreement. Section 2.03(c)(iv) of the Existing Loan Agreement, titled Payments in Respect of Debt, is hereby modified as of the Amendment No. Four Effective Date to add the following new sentence at the end of the existing paragraph:

A Loan Party’s receipt from Ultimate Parent Entity of Debt proceeds from the sale of Permitted Exchangeable Indebtedness will not trigger a prepayment under this Section 2.03(c)(iv).

(g) Modification of Section 7.13 of the Existing Loan Agreement. Section 7.13 of the Existing Loan Agreement, titled Parent as Holding Company, is hereby modified as of the Amendment No. Four Effective date to add a new subsection (vi); Section 7.13 is hereby restated in its entirety as follows:

Permit Parent to (a) incur any liabilities, other than (i) liabilities under the Loan Documents, (ii) liabilities under the Truist Credit Facility, (iii) tax liabilities in the ordinary course of business, and (iv) corporate, administrative and operating expenses in the ordinary course of business, including, but not limited to, such expenses inherent in providing the services to Loan Parties contemplated under the Management Services Agreement, (b) own or acquire any assets, other than (i) the Equity Interests of Parent (by way of repurchase) or any Loan Party, (ii) the Equity Interests of QALICB, (iii) cash and Cash Equivalents, (iv) hold a leasehold interest in any Facility, including as lessee or sublessor, or (c) engage in any trade or business, other than (i) owning the Equity Interests of Loan Parties and activities incidental thereto, (ii) owning the Equity Interests of QALICB and activities incidental thereto, (iii) acting as a Guarantor and granting to Administrative Agent, a Lien on certain Collateral, (iv) being the employer of executive officers of Parent and/or Loan Parties under executive officer employment agreements, (v) providing services under the Management Services Agreement and (vi) owning the Equity Interests of Polish Sub and activities incidental thereto, including, without limitation, providing capital contributions or other investments in, or loans to, Polish Sub in amounts necessary to fund Polish Sub’s expenses in an amount not to exceed $250,000 and the Polish Sub shall at all times be a wholly-owned Subsidiary of the Parent or a Loan Party.

(h) Modification of Section 8.01(e) of the Existing Loan Agreement. Section 8.01(e) of the Existing Loan Agreement, titled Cross-Default, is hereby modified as of the Amendment No. Four Effective Date to add the following sentence before “; or” at the end of such paragraph:

; for the avoidance of doubt, this Section 8.01(e) does not apply to Ultimate Parent Entity, Permitted Exchangeable Indebtedness, the satisfaction of a condition to conversion or exchange of any Permitted Exchangeable Indebtedness, a Permitted Bond Hedge or the occurrence of any early termination event under any Permitted Bond Hedge

4. Joinder. Borrowers shall have thirty (30) days from and after the Amendment No. Four Effective Date to join Novomer, Inc., a Delaware corporation and wholly-owned subsidiary of Danimer Holdings, as a Guarantor under the Loan Agreement.

5. Representations and Warranties. Each Borrower hereby represents and warrants to Administrative Agent and Lenders as follows:

(a) No Default or Event of Default has occurred and is continuing (or would result from the amendment of the Existing Loan Agreement contemplated hereby), after giving effect to this Agreement.

(b) The execution, delivery and performance by each Loan Party of this Agreement has been duly authorized by all necessary corporate and other action and do not and will not require any registration with, consent or approval of, or notice to or action by, any Person other than such as have been obtained or made and are in full force and effect.

(c) On and as of the date of this Agreement, all representations and warranties of each Loan Party contained in the Loan Agreement and in each other Loan Document are true and correct in all material respects (except to the extent such representations and warranties expressly refer to an earlier or specified date, in which case they are true and correct in all material respects as of such earlier or specified date).

6. Conditions of Effectiveness.

(a) The Agreement shall become effective as of the Amendment No. Four Effective Date upon the satisfaction of all of the following conditions:

(i) Borrowers shall have delivered to Administrative Agent an original (or executed faxed or electronic copy) of this Agreement, duly executed by each of the Loan Parties;

(ii) Parent shall have delivered to Administrative Agent an original (or executed faxed or electronic copy) of the Ratification attached to this Amendment, duly executed by Parent; and

(iii) the receipt by Administrative Agent of the payment, in immediately available funds, of all reasonable out-of-pocket fees, costs, charges and expenses incurred by Administrative Agent in connection with the preparation, execution and delivery of this Agreement or any of the transactions arising hereunder or otherwise related hereto or referred to herein, including any actual out-of-pocket costs, expenses, charges or expenses of Administrative Agent and the reasonable fees, charges and disbursements of counsel for Administrative Agent.

(b) The parties hereto specifically acknowledge and agree that: (i) the execution and delivery of this Agreement shall not be deemed to create a course of dealing or otherwise obligate Administrative Agent or Lenders to execute similar agreements under the same, similar or different circumstances in the future; and (ii) neither Administrative Agent nor any Lender has any obligation to further amend provisions of, or waive compliance with or consent to a departure from the requirements of, the Existing Loan Agreement or any of the other Loan Documents. Except as expressly amended pursuant hereto, the Existing Loan Agreement and each of the other Loan Documents shall remain unchanged and in full force and effect and are hereby ratified and confirmed in all respects, and the Collateral described in the Loan Documents shall continue to secure the Obligations. Each of the Guarantors party hereto: (i) specifically consents to the terms of this Agreement; (ii) reaffirms its obligations under its Guaranty and under all other Loan Documents to which it is a party; (iii) reaffirms the waivers of each and every one of the defenses to such obligations as set forth in such Guaranty and each such other Loan Document; and (iv) reaffirms that its obligations under such Guaranty and each such other Loan Document are separate and distinct from the obligations of any other party under the Loan Documents.

7. General Release. On and as of the Amendment No. Four Effective Date and in consideration of the agreements set forth herein, Parent and each Loan Party which is a party hereto, on behalf of itself and its successors and assigns, does hereby: (a) release, acquit and forever discharge Administrative Agent and each Lender, all of Administrative Agent’s and each Lender’s predecessors-in-interest, and all of Administrative Agent’s and each Lender’s past and present officers, directors, managers, members, attorneys, affiliates, employees and agents, of and from any and all claims, demands, obligations, liabilities, indebtedness, breaches of contract, breaches of duty or of any relationship, acts, omissions, misfeasance, malfeasance, causes of action, defenses, offsets, debts, sums of money, accounts, compensation, contracts, controversies, promises, damages, costs, losses and expenses, of every type, kind, nature, description or character, whether known or unknown, suspected or unsuspected, liquidated or unliquidated (each of the foregoing, a “Claim”), each as though fully set forth herein at length, that any Borrower, any Loan Party or any of their respective successors or assigns now has or may have as of the Amendment No. Four Effective Date in any way arising out of, connected with or related to any or all of the transactions contemplated by the Loan Documents (including this Agreement) or any of them or any provision or failure to provide credit or other accommodations to any Borrower or any other Person under the Loan Documents (including this Agreement) or any of them or any other agreement, document or instrument referred to, or otherwise related to, any or all of the Loan Documents (including this Agreement) or any of them (each, a “Released Claim”); and (b) specifically acknowledge and agree that: (i) none of the provisions of the release contained in Section 6(a) above (the “General Release”) shall be construed as or constitute an admission of any liability on the part of Administrative Agent or Lenders (or any of them); (ii) the provisions of the General Release shall constitute an absolute bar to any Released Claim of any kind, whether any such Released Claim is based on contract, tort, warranty, mistake or any other theory, whether legal, statutory or equitable; and (iii) any attempt to assert a Released Claim barred by the provisions of the General Release shall subject it to the provisions of applicable law setting forth the remedies for the bringing of groundless, frivolous or baseless claims or causes of action.

8. General Provisions.

(a) This Agreement shall be binding upon and inure to the benefit of the parties to the Loan Agreement and their respective successors and assigns.

(b) This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Each of the parties hereto understands and agrees that this document (and any other document required herein) may be delivered by the other party thereto either in the form of an executed original or an executed original sent by facsimile or electronic transmission to be followed promptly by mailing of a hard copy original, and that receipt by Administrative Agent of an electronically, telecopier facsimile or other portable document format purportedly bearing the signature of Borrowers and shall bind Borrowers with the same force and effect as the delivery of a hard copy original.

(c) This Agreement contains the entire and exclusive agreement of the parties to the Loan Agreement with reference to the matters discussed herein. This Agreement supersedes all prior drafts and communications with respect hereto. This Agreement may not be amended except in accordance with the provisions of the Loan Agreement.

(d) Article X of the Existing Loan Agreement (except Section 10.14 thereof) is incorporated herein by this reference and made applicable as if set forth herein in full, mutatis mutandis.

[Remainder of page intentionally left blank.]

In Witness Whereof, the parties hereto have duly executed and delivered this Agreement as of the date first written above.

BORROWERS:

DANIMER SCIENTIFIC HOLDINGS, LLC		MEREDIAN BIOPLASTICS, INC.

By:	/s/ John A. Dowdy, III	By:	/s/ John A. Dowdy, III
Name:	John A. Dowdy, III	Name:	John A. Dowdy, III
Title:	Chief Financial Officer	Title:	Chief Financial Officer

GUARANTORS:

MEREDIAN, INC.		DANIMER SCIENTIFIC, L.L.C.

By:	/s/ John A. Dowdy, III	By:	/s/ John A. Dowdy, III
Name:	John A. Dowdy, III	Name:	John A. Dowdy, III
Title:	Chief Financial Officer	Title:	Chief Financial Officer

DANIMER BIOPLASTICS, INC.		DANIMER SCIENTIFIC KENTUCKY, INC.

By:	/s/ John A. Dowdy, III	By:	/s/ John A. Dowdy, III
Name:	John A. Dowdy, III	Name:	John A. Dowdy, III
Title:	Chief Financial Officer	Title:	Chief Financial Officer

[Signatures continue on following page]

Amendment No. Four to LSA and Consent (Danimer/SECDF X/PIFS)

Administrative Agent:
SOUTHEAST COMMUNITY DEVELOPMENT FUND X, L.L.C.,
a Delaware limited liability company

By:	Advantage Capital Community Development Fund, L.L.C., its Managing Member
By:	/s/ Gabriel Rosen
Name:	Gabriel Rosen
Title:	Authorized Person

Lenders:
Southeast Community Development Fund X, L.L.C.,
a Delaware limited liability company

By:	Advantage Capital Community Development Fund, L.L.C., its Managing Member
By:	/s/ Gabriel Rosen
Name:	Gabriel Rosen
Title:	Authorized Person

[Signatures continue on following page]

LENDERS (CONT.):

PIFS SUb-CDE XX, LLC,
a Virginia limited liability company

By:	People Incorporated Financial Services, a Virginia non-stock corporation, its Managing Member

By:	/s/ Robert G. Goldsmith
Name:	Robert G. Goldsmith
Title:	President and CEO

Amendment No. Four to LSA and Consent (Danimer/SECDF X/PIFS)